Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG FIRST QUARTER RESULTS

- Revenues Rose 36.8% Over Prior-Year Quarter

- Operating Income Improved to $8.7 Million from an Operating Loss of $3.4 Million;
Net Loss Improved to $3.4 Million from a Net Loss of $4.4 Million;
Adjusted EBITDA Increased to $10.8 Million from an Adjusted EBITDA Loss of $1.2 Million

- Company Strengthened Its Balance Sheet and
Fully Funded Its Chamonix Casino Hotel Growth Project in Cripple Creek, Colorado

- Construction of Chamonix Casino Hotel is Underway,

With Its Opening Expected in the Fourth Quarter of 2022

- Two Sports Wagering Providers Launched Operations in April 2021;

Five of Six Permitted “Skins” are Now Operating

Las Vegas – May 10, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ended March 31, 2021.

On a consolidated basis, revenues in the first quarter of 2021 were $42.2 million, a 36.8% increase from $30.9 million in the prior-year period. The prior-year period reflected the temporary pandemic-related closure of all of the Company’s properties beginning in mid-March 2020. Net loss for the first quarter of 2021 improved to a net loss of $3.4 million, or $(0.13) per diluted common share, from a net loss of $4.4 million, or $(0.22) per diluted common share, in the prior-year period. Net loss in both periods was affected by adjustments to the fair market value of outstanding warrants, all of which the Company repurchased and retired in February 2021. Net loss in the first quarter of 2021 was also affected by costs related to the early extinguishment of debt. Adjusted EBITDA(a) in the 2021 first quarter was $10.8 million, versus an Adjusted EBITDA loss of $1.2 million in the first quarter of 2020. The strong growth in the 2021 period reflects operational and marketing improvements that bore results beginning in the second half of 2020 and continuing through the first quarter of 2021. Results for the first quarter of 2021 also include $1.0 million of revenue related to a full quarter of operations for three of the Company’s six permitted sports wagering websites. During the second quarter of 2021, two more sports wagering “skins” commenced operations; the last remaining sports skin is expected to begin operations in the coming months.

“Our first quarter results continued to benefit from structural changes that we began to implement before the pandemic-related shutdown,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Revenues in the first quarter of 2021 increased approximately 37% from last year’s first quarter, when all of our properties were required to shut down in mid-March 2020 to help prevent the spread of the pandemic. Adjusted EBITDA increased by more than $12 million to $10.8 million, reflecting labor and marketing improvements, as well as approximately two weeks of lost income in the prior-year period. Our first quarter results are significantly above not only the 2020 period, but also meaningfully above any first quarter in at least the past five years.

“Our 2021 results reflect a change in our operating segments. We now break out our on-site and online sports wagering skins in Colorado and Indiana as their own segment, Contracted Sports Wagering. As we have previously noted, we receive a percentage of defined revenues of each skin, subject to annual minimums. When all six skins are in operation, we should receive a contractual minimum of $7 million per year of sports gaming revenues. The first quarter of 2021 included three of our six permitted skins, resulting in approximately $1.0 million of revenue. Two more skins recently launched in April 2021, and we believe the last remaining skin will launch in the next few months.

“We also significantly strengthened our balance sheet during the first quarter,” continued Mr. Lee. “We issued $310 million of new senior secured notes, completed a $46 million equity offering and entered into a new $15 million revolving credit facility. Those transactions allowed us to fully finance our Chamonix Casino Hotel and to repurchase all of our outstanding warrants. They also created additional liquidity as we contemplate future growth projects, including our American Place proposal in Waukegan, Illinois, and our potential future expansion of the Silver Slipper.

“Regarding Chamonix, we commenced significant construction more than two months ago, beginning with demolition and site preparation work. We have designed Chamonix to bring the luxury of the French Alps to the Rockies, combining ‘European Elegance with Colorado Comfort.’ When complete, Chamonix will feature approximately 300 four-star guest rooms and VIP suites – the first luxury guest rooms in the market – as well as a spacious, new, elegant and exciting casino gaming area. Its fine dining experience is being designed to attract culinary travelers from throughout Colorado, including nearby Colorado Springs, Pueblo and Cañon City, as well as the Denver Metropolitan Area. Chamonix will also feature extensive meeting and convention space that can host concerts and other entertainment, a rooftop pool, a luxurious spa, and a new self-parking garage that can accommodate more than 300 vehicles. We look forward to welcoming guests to Chamonix toward the end of next year.”

First Quarter Highlights and Subsequent Events

●	Our Mississippi segment consists of the Silver Slipper Casino and Hotel. Silver Slipper’s operational performance reflects a focus on marketing and labor improvements, as well as the benefit of numerous investments in the property in recent years. Such investments included a substantial renovation of the casino and the buffet, a renovated porte cochere and other sense-of-arrival improvements, the Beach Club, the Oyster Bar, and the introduction of on-site sports betting. We are currently in the process of repainting the exterior of the property with a new color scheme. For the first quarter of 2021, revenues at Silver Slipper increased 48.1% to $22.4 million. Revenues of $15.1 million in the first quarter of 2020 were affected by the pandemic-related closure of the property in mid-March 2020. Adjusted Segment EBITDA grew to $7.6 million in the 2021 first quarter, a 316.7% increase from $1.8 million in the prior-year period. Revenue and Adjusted Segment EBITDA in the first quarter of 2019 were $19.3 million and $3.8 million, respectively.

●	Our Indiana segment consists of Rising Star Casino Resort. Rising Star’s revenues were $8.6 million in the first quarter of 2021, an 18.5% increase from $7.2 million in the first quarter of 2020, when efforts to control the pandemic resulted in the closure of the property in mid-March 2020. Adjusted Segment EBITDA increased to $1.1 million in the first quarter of 2021 from a loss of $1.5 million in the prior-year period. These results reflect the positive impact of a new slot marketing system installed in the fourth quarter of 2019, the launch of an improved loyalty program in June 2020, and labor efficiencies from more appropriately matching the operating hours of table games and food and beverage outlets to the demand for such services, as well as two weeks of closed operations during the 2020 first quarter. Revenue and Adjusted Segment EBITDA in the first quarter of 2019 were $10.9 million and $0.4 million, respectively.

●	Our Colorado segment includes Bronco Billy’s Casino and Hotel and, upon its opening in late 2022, will include Chamonix Casino Hotel. Revenues for this segment were $5.9 million in the first quarter of 2021, an 18.5% increase from $5.0 million in the first quarter of 2020, when the property was closed in mid-March 2020 due to the ongoing pandemic. Adjusted Segment EBITDA rose to $1.7 million in the first quarter of 2021 from a loss of $0.5 million in the prior-year period. The increase in Adjusted Segment EBITDA was due to an improved customer experience and analytics from Bronco Billy’s new slot marketing system and labor controls (partially offset by certain labor expenses related to the pandemic), as well as a full quarter of operations in the 2021 period. Revenue and Adjusted Segment EBITDA in the first quarter of 2019 were $6.4 million and $0.6 million, respectively.

●	In November 2020, Colorado voters approved favorable changes to the state’s gaming laws, including the elimination of betting limits and allowing Colorado casinos to offer new table games, such as baccarat and pai gow poker. To reflect the new opportunity created by those changes, the Company increased the size of its planned Cripple Creek expansion by 67% to approximately 300 luxury guest rooms and suites, from its previously planned 180 guest rooms. Such plans were approved by the Cripple Creek Historic Preservation Commission and Cripple Creek City Council in January and February 2021. Other planned amenities for the new casino hotel – including a new parking garage, meeting and entertainment space, outdoor rooftop pool, spa, and fine-dining restaurant – remain largely unchanged. The Company fully financed the project through the issuance of new senior secured notes, as further discussed below. In March 2021, the Company began relocating some significant storm sewers and other underground utilities that transit the project site. For detailed renderings of the project, please visit www.ChamonixCO.com.

●	The Nevada segment consists of the Grand Lodge and Stockman’s casinos and is historically the smallest of the Company’s segments. This segment of the Company’s operations has been the most negatively affected by the COVID-19 pandemic. Despite this, revenues were $4.4 million and $3.1 million for the first quarters of 2021 and 2020, respectively, reflecting higher slot handle and hold percentages at both casinos and a higher table games hold percentage at Grand Lodge in the 2021 period. Similar to our other properties, these results reflect the temporary closure of Grand Lodge and Stockman’s in mid-March 2020. Adjusted Segment EBITDA was $1.2 million in the first quarter of 2021, versus a loss of $0.4 million in the prior-year period. Revenue and Adjusted Segment EBITDA in the first quarter of 2019 were $3.9 million and $(9,000), respectively.

Grand Lodge Casino is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, Nevada. Its customer base includes the local community, as well as visitors to the Hyatt. The pandemic adversely affected visitation to the Hyatt, including visitation for its meeting and convention business. The pandemic also affected the capacity of nearby ski areas this past winter. To ensure social distancing, ski areas were required to operate their lifts at substantially less than full capacity. Many ski areas limited lift ticket sales to attempt to control the resultant lift lines. This affected visitation to the region, including to the Hyatt and our casino.

Stockman’s Casino is in Fallon, Nevada, home to a large Naval Air Station, where Navy pilots and crews visit for training. To protect the health of both its servicemembers and the host community, the Navy has restricted much of its personnel from leaving the base.

●	The Contracted Sports Wagering segment consists of the Company’s on-site and online sports wagering skins in Colorado and Indiana. Revenues and Adjusted Segment EBITDA were both approximately $1.0 million in the first quarter of 2021, reflecting a full quarter of operations of three of the Company’s six permitted sports wagering skins. For the first quarter of 2020, when only one sports wagering skin was live, such amounts were both approximately $0.4 million.

On April 1 and April 23, 2021, respectively, the Company’s fourth and fifth sports wagering skins commenced operations. We believe that the Company’s last remaining skin will commence operations in the next few months. We receive a percentage of defined revenues of each skin, subject to annual minimums. When all six skins are in operation, we should receive a contractual minimum of $7 million per year of annualized revenues with minimal related expenses.

●	On February 12, 2021, the Company issued $310 million of new 8.25% senior secured notes due 2028 (the “2028 Notes”). The proceeds from the offering were used to redeem all $106.8 million of the Company’s senior secured notes due 2024 and to repurchase all of the Company’s outstanding warrants. Additionally, the proceeds will be used to fund the Company’s Chamonix project in Cripple Creek, Colorado, and for general corporate purposes.

●	On March 29, 2021, the Company issued approximately 6.9 million shares of its common stock, resulting in gross proceeds of approximately $46.0 million. The Company intends to use the net proceeds from the offering for development, working capital and general corporate purposes. Management believes that the improvement to the Company’s balance sheet with the net proceeds from this offering significantly strengthens its application for the proposed American Place casino in Waukegan, Illinois. The Illinois Gaming Board has received three applications for such license, each endorsed by the City of Waukegan.

The use of proceeds could also include construction of a new hotel tower and other amenities at the Company’s Silver Slipper Casino and Hotel. Certain regulatory approvals and entitlements are still required to enable such construction and there is no certainty as to the timing or receipt of such approvals.

●	On March 31, 2021, the Company entered into an agreement for a five-year, senior secured revolving credit facility. The $15.0 million credit facility may be used for working capital, letters of credit, and other ongoing general purposes, excluding project costs for Chamonix, which was separately funded. Until the completion of the Company’s Chamonix project in Cripple Creek, Colorado, the interest rate per annum applicable to loans under the credit facility will be, at the Company’s option, either (i) LIBOR plus a margin equal to 3.5%, or (ii) a base rate plus a margin equal to 2.5%. After completion of Chamonix (as defined in the credit agreement), the interest rate per annum applicable to loans under the credit facility reduces to, at the Company’s option, either (i) LIBOR plus a margin equal to 3.0%, or (ii) a base rate plus a margin equal to 2.0%. The commitment fee per annum is 0.5% of the unused portion of the credit facility. There are currently no drawn amounts under the credit facility.

Liquidity and Capital Resources

As of March 31, 2021, the Company had $277.9 million in cash and cash equivalents, including $179.9 million of restricted cash dedicated to the construction of Chamonix; $310 million in outstanding 2028 Notes; and $5.6 million in outstanding unsecured loans obtained under the CARES Act. The Company believes that the CARES Act loans will qualify for forgiveness, but there is no certainty that any or all of such loans will be forgiven. The Company also has a $15 million senior secured revolving credit facility, all of which was available to draw upon as of March 31, 2021.

2019 Results

Because of the pandemic closure period in 2020, the Company is also providing the results of the 2019 first quarter as a supplemental disclosure.

Conference Call Information

The Company will host a conference call for investors today, May 10, 2021, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2021 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (866) 248-8441 or, for international callers, (323) 289-6581.

A replay of the conference call will be available shortly after the conclusion of the call through May 24, 2021. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 8858326.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues
Casino	$32,064	$20,751
Food and beverage	6,101	6,990
Hotel	2,211	1,974
Other operations, including online/mobile sports	1,832	1,138
	42,208	30,853
Operating costs and expenses
Casino	10,339	10,333
Food and beverage	5,360	7,136
Hotel	1,056	1,173
Other operations	395	562
Selling, general and administrative	14,413	12,981
Project development costs	47	56
Depreciation and amortization	1,800	2,040
Loss on disposal of assets, net	104	—
	33,514	34,281
Operating income (loss)	8,694	(3,428)
Other (expense) income, net
Interest expense, net of capitalized interest	(4,456)	(2,491)
Loss on extinguishment of debt	(6,134)	—
Adjustment to fair value of warrants	(1,347)	1,656
	(11,937)	(835)
Loss before income taxes	(3,243)	(4,263)
Income tax provision	202	95
Net loss	$(3,445)	$(4,358)

Basic loss per share	$(0.13)	$(0.16)
Diluted loss per share	$(0.13)	$(0.22)

Basic weighted average number of common shares outstanding	27,357	27,076
Diluted weighted average number of common shares outstanding	27,357	27,440

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Segment EBITDA

(In Thousands, Unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Revenues
Mississippi	$22,356	$15,092	$19,281
Indiana(2)	8,590	7,247	10,868
Colorado(2)	5,905	4,982	6,440
Nevada	4,368	3,108	3,905
Contracted Sports Wagering(2)	989	424	—
	$42,208	$30,853	$40,494

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$7,630	$1,831	$3,845
Indiana(2)	1,134	(1,490)	404
Colorado(2)	1,710	(471)	615
Nevada	1,224	(390)	(9)
Contracted Sports Wagering(2)	976	390	—
Adjusted Segment EBITDA	12,674	(130)	4,855
Corporate	(1,905)	(1,119)	(1,278)
Adjusted EBITDA	$10,769	$(1,249)	$3,577

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.
(2)	The Company made certain minor reclassifications to 2020 amounts to conform to current-period presentation for enhanced comparability. Such reclassifications had no effect on the previously reported results of operations or financial position.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Net loss	$(3,445)	$(4,358)	$(1,617)
Income tax provision	202	95	142
Interest expense, net of amounts capitalized	4,456	2,491	2,703
Loss on extinguishment of debt	6,134	—	—
Adjustment to fair value of warrants	1,347	(1,656)	40
Operating income (loss)	8,694	(3,428)	1,268
Project development costs	47	56	133
Depreciation and amortization	1,800	2,040	2,091
Loss (gain) on disposal of assets, net	104	—	(1)
Stock-based compensation	124	83	86
Adjusted EBITDA	$10,769	$(1,249)	$3,577

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended March 31, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$6,948	$660	$22	$—	$—	$7,630
Indiana	518	616	—	—	—	1,134
Colorado	1,281	347	82	—	—	1,710
Nevada	1,085	139	—	—	—	1,224
Contracted Sports Wagering	976	—	—	—	—	976
	10,808	1,762	104	—	—	12,674
Other operations
Corporate	(2,114)	38	—	47	124	(1,905)
	$8,694	$1,800	$104	$47	$124	$10,769

Three Months Ended March 31, 2020
					Adjusted
					Segment
	Operating	Depreciation	Project	Stock-	EBITDA and
	Income	and	Development	Based	Adjusted
	(Loss)	Amortization	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$988	$843	$—	$—	$1,831
Indiana	(2,112)	622	—	—	(1,490)
Colorado	(858)	387	—	—	(471)
Nevada	(540)	150	—	—	(390)
Contracted Sports Wagering	390	—	—	—	390
	(2,132)	2,002	—	—	(130)
Other operations
Corporate	(1,296)	38	56	83	(1,119)
	$(3,428)	$2,040	$56	$83	$(1,249)

Three Months Ended March 31, 2019
						Adjusted
						Segment
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$2,999	$847	$(1)	$—	$—	$3,845
Indiana	(202)	606	—	—	—	404
Colorado	168	447	—	—	—	615
Nevada	(162)	153	—	—	—	(9)
Contracted Sports Wagering	—	—	—	—	—	—
	2,803	2,053	(1)	—	—	4,855
Other operations
Corporate	(1,535)	38	—	133	86	(1,278)
	$1,268	$2,091	$(1)	$133	$86	$3,577

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected results of operations; our anticipated use of proceeds from the issuance of the 2028 Notes; our expected construction budget, estimated completion date, expected amenities, and our expected operational performance for Chamonix; our expectations regarding our sports revenue agreements with third-party providers, including the expected revenues and expenses and the expected timing for the launch of the sports betting ‘skins’ related thereto; the details of, and our expectations regarding, the potential future expansion of Silver Slipper; and our expectations regarding the Waukegan proposal, including our ability to obtain the casino license and, if we are awarded such license, to obtain financing. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, and is one of three finalists for consideration by the Illinois Gaming Board to develop a casino in Waukegan, Illinois. For further information, please visit www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website, our Facebook page, www.ChamonixCO.com, or any of the Company’s websites, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com